[LETTERHEAD OF CADWALADER, WICKERSHAM & TAFT]







February 25, 1999



The Bear Stearns Companies Inc.
245 Park Avenue
New York, NY  10167

Ladies and Gentlemen:

We have acted as special counsel for The Bear Stearns Companies Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Prospectus Supplement, dated February 23, 1999 (the "Prospectus Supplement"), to the Prospectus, dated August 26, 1998 (the "Prospectus"), relating to an aggregate principal amount of U.S. $750,000,000 of the Company's 6.15% Global Notes due 2004 (the "Notes"). The Prospectus and Prospectus Supplement are included in the Registration Statement on Form S-3 (Registration No. 333-61437) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), to which this opinion letter is an exhibit.

In rendering the opinions expressed below, we have examined and relied upon, among other things, (a) the Registration Statement, including the Prospectus and Prospectus Supplement constituting a part thereof, (b) the Indenture, dated as of May 31, 1991, as supplemented by the First Supplemental Indenture, dated as of January 29, 1998 (as supplemented, the "Indenture"), between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank and successor by merger to Manufacturers Hanover Trust Company), as Trustee, filed as an exhibit to the Registration Statement, and (c) originals or copies, certified or otherwise identified to our satisfaction, of such certificates, corporate, public or other records, and other documents as we have deemed appropriate for the purpose of rendering this opinion letter. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents and instruments of all documents and instruments submitted to us as copies or specimens, and the authenticity of the originals of such documents and instruments submitted to us as copies or specimens. We have also made such investigations of law as we have deemed appropriate. In addition, we have assumed that the Notes will be executed and delivered in substantially the form in which they are filed as an exhibit to the Registration Statement.

We are members of the Bar of the State of New York, and in rendering the opinions below, we do not purport to be an expert in, or express any opinion concerning, the laws of any jurisdiction other than the substantive laws of the State of New York, the General Corporation Law of the State of Delaware (in each case without regard to conflicts of law principles) and, where expressly referred to below, the substantive federal laws of the United States of America.

Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

1. The Notes, when duly executed, authenticated and delivered, as contemplated in the Prospectus and the Prospectus Supplement, will be legally and validly issued and binding obligations of the Company, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

2. The statements made in the Prospectus Supplement, under the caption "Certain U.S. Federal Income Tax Considerations," insofar as such statements purport to summarize certain federal income tax laws of the United States, constitute a fair summary of the principal U.S. federal income tax consequences of an investment in the Notes. This opinion is based upon current law, which is subject to change, possibly with retroactive effect. Further, there can be no assurance that the Internal Revenue Service will not take a contrary position.

We assume no obligation to update or supplement this letter to reflect any facts, circumstances, laws, rules or regulations, or any changes thereto, or any court or other authority or body decisions or governmental or regulatory authority determinations which may hereafter occur or come to our attention.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this Firm in the Prospectus Supplement constituting a part of the Registration Statement under the captions "Certain U.S. Federal Income Tax Considerations" and "Legal Matters," without admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft